Exhibit T3B-84

                                  AGREEMENT OF

                       HONOLULU RESOURCE RECOVERY VENTURE

         THIS AGREEMENT, effective as of the 1st day of November, 1983, by and between COMBUSTION ENGINEERING HAWAII, INC. (hereinafter "CEHI"), a Hawaii corporation having its principal office at 700 Bishop Street, Honolulu, Hawaii 96813, and OAHU WASTE ENERGY RECOVERY, INC. (hereinafter "OWER"), a California corporation with its principal office at 700 Bishop Street, Honolulu, Hawaii 96813.

                              W I T N E S S E T H:

         WHEREAS, the City and County of Honolulu (hereinafter the "City"), desires to have established a facility to receive municipal solid waste and process it by converting it to electrical energy and residue (hereinafter referred to as the "Facility"); and

         WHEREAS, the City issued a "Request for Proposal for the Financing, Design, Construction, Shakedown and Operation/Maintenance of a Solid Waste Processing and Resource Recovery Facility for the City and County of Honolulu," dated August 30, 1982, as amended and restated from time to time (hereinafter referred to as the "RFP"); and

         WHEREAS, CEHI (and/or its Affiliates) is a corporation engaged in the business of design, construction and operation of solid waste processing and resource recovery facilities; and

         WHEREAS, OWER (and/or its Affiliates) is in the business of operating and maintaining facilities similar to the Facility; and

         WHEREAS, CEHI and OWER (and/or their Affiliates) in response to the RFP jointly submitted to the City a proposal to design, construct, shakedown, test, operate and maintain the Facility ("Proposal") and desire to establish a general partnership under this agreement (hereinafter "Agreement") to execute and perform a contract or series of related contracts for the

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design, construction, shakedown, testing, operation and maintenance of the
Facility in accordance with the Proposal; and

         WHEREAS, CEHI and OWER (hereinafter referred to as the "Partners") desire to define their respective areas of responsibility with respect to the Facility and their rights and obligations with respect to each other;

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                           NAME AND PLACE OF BUSINESS

         1.1 Name. The partnership shall operate under the name of the Honolulu Resource Recovery Venture (hereinafter referred to as the "Partnership").

         1.2 Location. The principal place of business shall be at 700 Bishop Street, Honolulu, Hawaii 96813, with such other places of business as may be agreed upon by the Partners.

         1.3 Other Activities. Nothing contained herein shall be deemed to restrict in any way the freedom of either party or its Affiliates to conduct any business or activity whatsoever for its own account excepting only such business or activity which may conflict with or materially impair the ability of a Partner to perform its obligations assumed under this Agreement, the Construction Contract and/or the Disposal Services Contract.

                                   ARTICLE II.

                               PURPOSE OF BUSINESS

         2.1 Purpose. The purpose of the Partnership shall be to design, construct, shakedown, test, operate and maintain the Facility. Unless otherwise directed by the Executive Committee (as

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hereinafter defined), CEHI will design, construct, shakedown and test the
Facility during the Construction Phase and OWER will operate and maintain the Facility during the Operating Phase.

         2.2 Registration. The Partners have signed and caused to be filed with the Department of Commerce and Consumer Affairs, State of Hawaii, a general partnership registration statement.

                                  ARTICLE III.

                                   DEFINITIONS

         3.1 "Affiliate" shall mean any corporation, partnership or other business entity (other than the Partnership formed hereunder) which controls, is controlled by or is under common control with CEHI or OWER, as the case may be.

         3.2 "Construction Contract" shall mean the contract between the City and the Partnership for the design, construction and testing of the Facility, dated as of July 3, 1985 and amended on July 19, 1985, and as may be further amended from time to time.

         3.3 "Construction Guaranty Agreement" shall mean the performance guaranty agreement executed by the ultimate parent corporation of each Partner, individually, for construction of the Facility.

         3.4 "Disposal Services Contract" shall mean the contract between the City and the Partnership for the provision of waste processing and disposal services, including operation and maintenance of the Facility, dated as of July 3, 1985 and amended on July 19, 1985, and as may be further amended from time to time.

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         3.5 "Energy Product Revenues" and "Recovered Material Revenues" shall mean those Energy Product Revenues and Recovered Material Revenues as defined respectively in the Disposal Services Contract.

         3.6 "Facility" shall mean a facility to receive municipal solid waste and process it by converting it to electrical energy, ash and residue, and built in accordance with the Construction Contract and Related Documents.

         3.7 "Guaranteed Expenses" and "Reimbursable Expenses" shall mean those Guaranteed Waste Processing and Disposal Expenses and Reimbursable Expenses as defined respectively in the Disposal Services Contract.

         3.8 "Operating Guaranty Agreement" shall mean the performance guaranty agreement executed by the ultimate parent corporation of each Partner, individually, for operation of the Facility.

         3.9 "Power Purchase Contract" shall mean the contract for the sale of electrical energy produced by the Facility to the Hawaiian Electric Company, Inc. (hereinafter "HECO").

         3.10 "Proposal" shall mean the final Pricing Proposal submitted by CEHI and OWER on July 3, 1985, as amended, in response to the RFP.

         3.11 "Related Documents" shall mean any and all documents other than the Construction Contract, the Disposal Services Contract and the Power Purchase Contract which are contemplated by the Proposal and are customary and necessary to put into effect and carry on the business deal and financing structure described in the Proposal.

         3.12 The terms herein defined shall have the meanings specified in this
Article III for the purposes of this Agreement. Any term used in this Agreement which is not defined herein shall have the meaning defined in the applicable Construction Contract or Disposal Services

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Contract. Any term used herein which is not defined in either this Agreement or in the Construction Contract or Disposal Services Contract shall have the meaning normally ascribed to it in the context of agreements such as this Agreement.

                                   ARTICLE IV.

                                      TERM

         4.1 Term. The Partnership shall commence on November 1, 1983, and shall continue until terminated or dissolved by the occurrence of one of the events listed in Section 9.1 below. The Partners shall extend the term of this Partnership Agreement on a month-to-month basis, as necessary, for purposes of winding up the Partnership affairs.

                                   ARTICLE V.

                                     CAPITAL

         5.1 Capital Contributions. The initial capital shall be the total sum of $20,000, to be contributed by the Partners in equal shares.

         5.2 Additional Capital Contributions. In the event additional capital contributions of any kind are required, from time to time, the Partners will, at the time the need for additional capital occurs, proportionately contribute such capital in the same manner set forth in Section 7.9 below. In the event any Partner shall fail to contribute additional capital within the time limits as the Executive Committee (as defined hereinbelow) shall specify, then the other Partner may contribute the required capital for such Partner and if it so elects to contribute, the Partner so contributing shall be first repaid from any funds otherwise payable to the non-contributing Partner together with interest thereon at the rate of two percent (2%) above the prime lending

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rate quoted to substantial and commercial borrowers on ninety-day loans at the
City Bank of New York, each day such interest accrues.

         5.3 Working Capital. The Partners acknowledge the need for working capital for ongoing business operations of the Partnership. Said need and actual amounts required shall be determined by the Executive Committee in accordance with this Article V.

                                   ARTICLE VI.

                                CAPITAL ACCOUNTS

         6.1 Capital Accounts. An individual capital account shall be maintained for each Partner for purposes of this Agreement and in accordance with generally accepted accounting principles.

         6.2 Interest. No interest shall be paid to any Partner on its original capital, its additional capital, or on a credit balance in its account.

                                  ARTICLE VII.

                            ADMINISTRATIVE PROVISIONS

         7.1 Management of Partnership. The overall management and control of the business and affairs of the Partnership shall be vested in a two person Executive Committee consisting of one representative from CEHI and one representative from OWER, to be designated from time to time in writing by each of the Partners (hereafter called "Representative"). Each Partner may have more than one person present at the Executive Committee meeting as a non-voting participant. Either Partner may replace its Representative, or designate an alternate for any particular meeting, at any time upon written notice to the other Partner. Each Representative shall have 50% of the voting power.

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                  (a) The Executive Committee shall designate one of its members to be chairman of the Committee, with said chairmanship to be alternated annually between Representatives of the Partners. The business and affairs of the Partnership shall be managed by the Executive Committee in accordance with the powers and limitations set forth in this Agreement.

                  (b) Meetings of the Executive Committee may be called by either Representative. Unless otherwise agreed upon by the Representatives, all meetings shall be either held in Honolulu, Hawaii at OWER's office located at 700 Bishop Street, or held via teleconferencing calls between Representatives.

                  (c) Notice of time, date and place of meetings and business to be transacted shall be given to the other Representative at least seven
         (7) days prior thereto by written notice delivered personally or by certified or registered mail, with return receipt requested, to the Representative at his business address, or by telegram. If mailed as provided herein, such notice shall be deemed to be delivered on the date of delivery as indicated by the U.S. Postal Service on the return receipt requested. If notice is to be given by telegram, such notice shall be deemed to be delivered when confirmation of the telegram is delivered to the sender thereof. Whenever any notice is required to be given to a Representative, a waiver thereof in writing, signed at any time (whether before or after the time of meeting) by the Representative entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a Representative at a meeting shall constitute a waiver of notice of such meeting, except where the Representative attends a meeting and objects to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted nor the purpose of

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         any meeting of the Executive Committee shall be limited to that specified in the notice or waiver of notice of such meeting.

                  (d) Representation of a Representative from each Partner shall constitute a quorum for the transaction of all business at any meeting of the Executive Committee which has been duly noticed. The act of 100% of the voting power present shall be the act of the Executive Committee.

                  (e) Any action required or permitted by this Agreement to be taken by the Executive Committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by both Representatives.

                  (f) The Chairman, or a person designated by him, shall keep the minutes of all meetings of the Executive Committee in one or more books provided for that purpose. The Chairman shall submit a written copy of the minutes of each meeting to the other Representative within fifteen (15) days from the date of each meeting. Said minutes shall become final thirty (30) days following distribution thereof to the Representatives, unless within said 30 day period a Representative shall notify the other Representative in writing of any errors or omissions in respect thereto.

                  (g) The Executive Committee shall from time to time adopt all reasonable and necessary rules and regulations for the operation of the Partnership, providing such are not in conflict with this Agreement.

         7.2 Accounting Method and Decisions. The Partnership shall keep its accounting records and shall report its income for income tax purposes on the accrual method of accounting. As to all matters of accounting not provided for in this Agreement, generally accepted accounting principles shall govern. The books shall be kept on a calendar year basis and shall be

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closed and balanced at the end of each year. The Partners agree to treat income and expenses for federal and state income tax reporting purposes in the manner most beneficial to the Partnership under applicable law.

         7.3 Maintenance of Books and Records. The Executive Committee shall maintain, or cause to be maintained, the books and records of the Partnership and may employ or retain, on behalf and at the expense of the Partnership, such employees and accountants as in its reasonable discretion it deems necessary or proper in connection therewith. In addition, the Executive Committee shall maintain all other records necessary, convenient or incidental to recording the Partnership's business and affairs and sufficient to record the allocation of profits or losses as provided for herein, and shall prepare and file all tax returns and payroll reports that are required to be filed by the Partnership, and shall furnish, execute and permanently maintain all other data, forms and records as required by any governmental unit or agency. Such books and records shall at all times be open to the reasonable inspection, duplication and examination by the Partners or their duly authorized agents or Representatives.

         7.4 Reports. Promptly after the end of each accounting period (which period shall be a calendar month unless otherwise designated by the Executive Committee), the Executive Committee shall direct that statements showing the results of operation during such accounting period and the financial position of the Partnership as of the end of such accounting period be prepared and delivered to each Partner. Similar statements shall be prepared and delivered to each Partner within forty-five (45) days after the end of each calendar year, showing the results of operations for the year and the financial position of the Partnership as of the end of such year. The Partnership shall have an audit of its books made after the close of each year by a certified public accountant mutually agreed to by the Partners, unless the Executive Committee agrees

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unanimously to forego or otherwise delay said audit. Said audit shall be made as soon as reasonably practicable after the close of each year, but in no event later than the end of the first calendar quarter. Each Partner shall be furnished with copies of the Partnership's financial statements and audit report covering the results of such audit.

         7.5      Budget Estimates, Review and Approval.

                  (a) Annual Meeting: Review and Approval of Proposed Program and Budget. The Representatives shall hold an annual Meeting in Honolulu each calendar year on the first Thursday of November. The Executive Committee shall meet in accordance with this subparagraph (a) to consider and, if appropriate, approve, with or without amendment, a proposed annual budget for partnership operations and a capital program, if any, and as appropriate, an annual budget for operation and maintenance of the Facility under the Disposal Services Contract for the immediately following calendar year. Each such proposed program and budget shall be prepared by the appropriate Partner and furnished to each Representative by the Chairman at least 30 days prior to each such meeting. Each such proposed budget shall include separate budgets for capital expenditures and for non-capital expenditures and shall contain an estimate of working capital requirements during the applicable calendar year.

                  Any program and budget may from time to time be revised and amended by the Executive Committee at a meeting held in accordance with this
Article VII. The Executive Committee shall limit expenditures to those specified in the programs and budgets as approved and revised in accordance with this
Section 7.5.

                  (b) Approved Budget. The Chairman shall, as soon as practicable, but no later than thirty (30) days following the annual meeting, prepare and furnish to each Representative a copy of the budget as shall have been approved by the Representatives at the

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annual meeting showing for the coming year and each calendar month thereof (a)
budgeted expenditures for items to be capitalized or deferred and for items of expense, (b) projected receipts, (c) amounts needed for additions to working capital and for capital assets, (d) items for operation and maintenance of the Facility, if applicable, and (e) amounts expected to be available for distribution pursuant to Article VIII. The budget approved at the initial meeting of the Executive Committee for the first calendar year or other designated accounting period following execution of this Agreement shall be furnished to the Representatives within thirty (30) days after such initial meeting, unless otherwise agreed to by the Representatives.

                  (c) Monthly Estimates and Borrowing. Based on the approved budget (which may be amended and/or revised by the Representatives from time to time as the circumstances may require) the Chairman, on or before the fifth day of each month, will submit to each Representative a current cash estimate showing (i) the estimated cash disbursement which the Partnership will be required to make during such calendar month for items to be capitalized or deferred or expensed (specifying separately the estimated disbursements for partnership operations, applicable construction or operation/maintenance of Facility activities, and other items to be capitalized or deferred) and all other expense items; (ii) estimated receipts; (iii) amounts needed for additions to working capital; and (iv) the amount, if any, by which estimated expenditures and required additions to working capital exceed estimated receipts.

                  (d) Construction Phase Budget. The final Construction Phase budget shall be the budget used by the Partners in preparation of the Proposal and shall not be altered or amended except by prior approval of the Executive Committee.

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         7.6 Bank Accounts. All receipts of the Partnership shall be deposited in such bank(s) as selected by the Executive Committee. Withdrawals from said accounts shall be made by signatures only of such person or persons as shall be authorized by the Executive Committee.

         7.7 Restrictions on Partners. Except as provided herein for the powers and authority of each Partner, no Partner shall, without the written consent of the Executive Committee:

         (a)      Borrow or lend money on behalf of the Partnership;

         (b) Execute any mortgage, bond, lease or contract on behalf of the Partnership;

         (c)      Encumber any Partnership assets;

         (d) Assign, transfer or pledge any debts due the Partnership or release any debts due except on payment in full; and/or

         (e) Compromise any claim due to the Partnership or submit to arbitration any dispute or controversy wherein the Partnership is principal in or to the dispute or controversy.

         7.8 Compensation for Partner Services. Except as otherwise expressly provided herein or in the approved project budgets, neither Partner shall be entitled to be reimbursed by the other or the Partnership for its own cost related to its separate activities under this Agreement, including, but not limited to, costs incurred by it in preparing its portion of the Proposal and salaries and expenses of its officers and employees. Further, it is the intention of the Partners that their interests in the net profits of the Partnership shall adequately compensate them for any services rendered to the Partnership in connection with the day to day management and conduct of the Partnership business and, accordingly, except as otherwise expressly provided herein, neither Partner shall be entitled to receive any compensation for said services. In performing services (other than those specifically provided for in this Section 7.8) required by

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the Partnership, either Partner, with the consent of the other, may engage outside professional services as may be reasonably necessary, and the fees for such services shall be deemed expenses of the Partnership.

         7.9      Disbursements for Goods and Services.

                  7.9.1 Disbursements for goods and services shall be shared by the Partners as follows:

                           (a) disbursements incurred for the joint and mutual
                  benefit of the Partnership in performing this Agreement, to the extent those goods or services are not related to and properly a part of performance of the applicable Construction and/or Disposal Services Contracts with the City shall be shared equally by the Partners; and

                           (b) disbursements incurred that are attributable to
                  either the Construction Contract and/or the Disposal Services Contract shall be determined as follows:

                                    (i) disbursements incurred during the
                           Construction Phase and/or attributable to the Construction Contract shall be borne 100% by CEHI, but only after any and all Construction Phase related revenues (which includes profit margins but excludes reimbursements for goods and services provided to the Partnership by either Partner or their Affiliates) have been expended for such disbursements;

                                    (ii) disbursements incurred that are
                           attributable to the make-up of any shortfalls of Energy Product and Recovered Material Revenues to the City, as a result of the Facility being accepted by the City at a level

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                           less than that necessary for the Facility to meet
                           100% of the guarantees set forth in the Construction Guaranty Agreement, shall be borne 100% by CEHI, but only after any and all Construction Phase related revenues (which includes profit margins but excludes reimbursements for goods and services provided to the Partnership by either Partner or their Affiliates) have been expended for such disbursements; and

                                    (iii) disbursements incurred during the
                           Operating Phase that are attributable to the Disposal Services Contract shall be paid from amounts received pursuant to the Disposal Service Contract to reimburse these expenses under said Contract. Differences between disbursements incurred and amounts received pursuant to the Disposal Services Contract as reimbursements shall be shared in accordance with subsections 8.3.2 and 8.3.3 below.

                           (c) disbursements required for facility improvement
                  projects not provided for in the Construction Contract and/or the Disposal Services Contract shall be determined by good faith negotiation between the Partners based upon the expected or anticipated benefit of said disbursement.

                  7.9.2 In the event either Partner, with the prior approval of the Executive Committee, procures goods or services on behalf of the Partnership and pays to the supplier the entire cost thereof, the Partner shall be reimbursed by the Partnership in accordance with subsection 7.9.1 from funds available for such purposes in Partnership Accounts.

                  7.9.3 The Partners shall, in the performance of their duties under the Construction and Disposal Services Contracts, exercise sound business judgment. In the event of

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Facility maintenance, repair and procurement of parts, the Partners shall endeavor to procure same from either CEHI or OWER, or their Affiliates, provided such procurement is commercially reasonable and in the best interests of the Partnership. In the event the Partnership procures a repair service or parts from a Partner (or its Affiliate) for an unscheduled and unexpected event with the Facility, the providing Partner (or its Affiliate) shall be reimbursed only its costs and no profit on said repair service or procurement of parts.

                  7.10 Employment of Affiliates. The Partnership shall not enter into any agreement or arrangement for the furnishing to or the procurement by the Partnership of a material amount of goods or services of any kind or description from any Partner or any of its Affiliates, unless any such agreement or arrangement has been approved by the Executive Committee after the full disclosure of the relationship and other relevant facts relating to such agreement or arrangement.

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                                  ARTICLE VIII.

         ALLOCATION OF PROFITS AND LOSSES AND DISTRIBUTIONS TO PARTNERS

         8.1 Allocation to Profits During Construction Phase. During the period in which the Construction Contract is in effect and prior to successful completion of the testing and acceptance of the Facility (the "Construction Phase"), and subject to Section 8.7 below, the profits ultimately to be allocated at completion of construction shall be net of any costs not included on a line item basis in the final Construction Phase budget (as defined in Section 7.5(d) above) but required under the Construction Contract, and shall be allocated to the Partners in the following manner and order:

                  (a) The first $2 million of profit from any source shall be shared equally;

                  (b) Of the next $15.154 million increment of profit from any source, OWER shall be entitled to receive 10% and CEHI 90%;

                  (c) Of the next $3.549 million increment of profit from any source, OWER shall be entitled to receive 20% and CEHI 80%;

                  (d) Of the next $3.390 million increment of profit from any source, OWER shall be entitled to receive 50% and CEHI 50%;

                  (e) Of the next $3.783 million increment of profit from any source, OWER shall be entitled to receive 70% and CEHI 30%; and

                  (f) Any amount of profit that is greater than $27.876 million shall be shared as follows:

                           (i) if the source of profit is from construction
                  (including interest), then OWER shall receive 10% and CEHI
                  90%;

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                           (ii) if the source of profit is from testing and
                  startup processing, then

                  OWER shall receive 50% and CEHI 50%.

         For the purpose of determining the source of profit under subparagraph
(f) hereinabove, the final construction phase budget referred to in Section 7.5(d) above will be used as a basis of comparison to the actual results in order to determine any variances and the source(s) of the profits in excess of $27.876 million, if any. For illustration purposes, the following two examples shall apply:

                ($ millions)

     (i) BUDGET ACTUAL VARIANCE
                ------    ------      --------
Construction    20.703    21.703        1.000
Testing          7.173     9.173        2.000
                                        -----
                          Excess        3.000

Conclusion: CEHI would receive 90% of the $1.0 million excess from construction and 50% of the $2.0 million excess from testing. OWER would receive 10% of the $1.0 million excess and 50% of the $2.0 million excess.

    (ii) BUDGET ACTUAL VARIANCE
                ------    ------      --------
Construction    20.703    18.703       <2.000>
Testing          7.173    10.173        3.000
                                        -----
                          Excess       $1.000

Conclusion: CEHI and OWER would each receive 50% of the $1.0 million excess.

         8.2      Allocation of Liability during Construction Phase.

                  8.2.1 During the Construction Phase only, CEHI shall assume and be responsible for 100% of all liability of the Partnership to the City and the adverse economic

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consequences, if any, to the Partnership caused by and to the extent of CEHI's failure to satisfy the Partnership's obligations to the City under the Construction Contract and/or the Construction Guaranty Agreement. However, to cover the costs and expenses incurred with meeting these responsibilities, CEHI shall have available to it any and all funds received by the Partnership at any time pursuant to the Construction Contract including, but not limited to, funds from the City, insurance proceeds (remaining after payments are made to anyone for costs legitimately incurred as a direct result of the event or events or circumstances giving rise to the insurance proceeds), interest income, subcontractor penalties and start-up operational revenues. Said assumption of risk of adverse economic consequences to the Partnership by CEHI shall not be construed as a guarantee of any profit or level of profit and/or any revenue or level of revenue of any kind at any time during the Construction and/or the Operating Phase to the Partnership or to any Partner. Liability and adverse economic consequences include, but are not limited to, events arising from or in connection with Project costs and expenses guaranteed by the Partnership, timely completion of construction of the Facility, and the ability or inability of the Facility to meet 100% of the guarantees set forth in the Construction Guaranty Agreement to the City.

                  8.2.2 For purposes of this Agreement, CEHI shall provide the warranty set forth in Exhibit A, attached hereto and made a part hereof. It is agreed and acknowledged by the Partners that, as between them for the purpose of allocation of losses as set forth herein, the warranty set forth in Exhibit A shall be deemed to be the sole and exclusive warranty by CEHI with respect to the Facility equipment and shall be no more than the warranty given by the Partnership to the City.

         8.3 Allocation of Profits and Losses During Operating Phase. To determine each Partner's share of profits or losses during the period in which the Disposal Services Contract is in

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effect (the "Operating Phase"), and subject to the obligations assumed by CEHI under Section 8.2.1 above, all revenues, reimbursable expenses, guaranteed expenses and cost of operations shall be allocated to the Partners in the following order and manner:

                  8.3.1 General Revenues Allocation. That portion of Energy Product Revenues and Recovered Materials Revenues credited to the Partnership, plus income from interest and other undefined sources, (hereinafter collectively referred to as "General Revenues") shall be allocated as follows:

                  (a) Thirty percent (30%) to CEHI, and

                  (b) Seventy percent (70%) to OWER.

Forty percent (40%) of the General Revenues allocation for each year shall be deemed the "Buffer" for that year and shall be chargeable to OWER's seventy percent (70%) allocation aforementioned.

                  8.3.2 Allocation of Shortfall in the City's Guaranteed Revenues. If in the event the actual Energy Product Revenues and Recovered Material Revenues to the City are less than the revenues to the City that would have resulted from the guaranteed performance under the Operating Guaranty Agreement (hereinafter referred to as "Guaranteed Revenues"), for any reason or cause, thereby resulting in a shortfall to be paid by the Partnership to the City, the shortfall shall be settled in accordance with the Disposal Services Contract, and offset in the following priority until fully recovered:

                  (a) First, against the Buffer for the current year;

                  (b) Second, equally against the Partners' 30% allocations of the current year's General Revenues;

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                  (c) Third, against the Buffer for the third year preceding the current year in which the shortfall was incurred, to the extent the Buffer for that year has not already been used to reduce any prior shortfalls;

                  (d) Fourth, against the Buffer for the second year preceding the current year in which the shortfall was incurred, to the extent the Buffer for that year has not already been used to reduce any prior shortfalls;

                  (e) Fifth, against the Buffer for the year preceding the current year in which the shortfall was incurred, to the extent the Buffer for that year has not already been used to reduce any prior shortfalls; and

                  (f) Finally, any remaining shortfall shall be borne equally by the Partners.

                  8.3.3    Allocation of Operating Phase Expenses.

                  (a) When the sum of the cash receipts to the Partnership to pay for the Guaranteed Expenses and Reimbursable Expenses, plus any other expense recoveries (e.g., insurance proceeds, recoveries from third parties, etc.), exceeds the total expenses and costs incurred or expended by the Partnership in discharging its obligations pursuant to the Disposal Services Contract, then such excess amount shall be allocated to the Partners in accordance with Section 8.3.1 above (but shall not be deemed a part of General Revenues).

                  (b) When the total expenses and costs incurred or expended by the Partnership in discharging its obligations pursuant to the Disposal Services Contract are not fully recovered from payments to the Partnership to cover the sum of the Guaranteed Expenses and Reimbursable Expenses, or from any other expense recoveries, then such shortfall shall be allocated to the Partners in accordance with Section 8.3.2 above.

         8.4 Priority for Distribution of Cash Receipts. All cash receipts to the Partnership shall be used by the Partnership only for the following purposes and in the following order of priority:

                  (a) To pay costs and expenses reasonably incurred in connection with maintaining and operating the Partnership, including the servicing of any loan made to or other debt incurred by the Partnership;

                  (b) To maintain an adequate level of working capital for ongoing partnership operations; and

                  (c) To create and retain reserves for future expenditures determined by the Executive Committee to be needed by the Partnership;

                  (d) To distribute the allocation of profits to the Partners as set forth in Sections 8.1 and 8.3 hereinabove.

         8.5 Determination of Distributions. The Partners may make distributions of cash and other Partnership assets from time to time as the Executive Committee shall determine after making such provisions for the payment of expenses and other obligations of the Partnership and establishing such reserves for the future operation of the Partnership business, all as set forth in Paragraph 8.4 above. If, at the time of distribution, the capital account of any Partner reflects a debit balance, said Partner's share of the distribution shall first be applied to satisfy said deficit. All cash distributions shall be made to the Partners in the same manner as the allocation of profits set forth in Sections 8.1 and 8.3 above.

         8.6 Time of Distributions. Distributions, if any, to the Partners shall be authorized and approved by the Executive Committee and made at the following times:

                  (a) During the Construction Phase, as soon as practicable; however, any distributions, and recaptures of same, made during the Construction Phase shall be finally settled within thirty (30) days after the end of the applicable construction warranty period relating to the Facility.

                  (b) During the Operating Phase, within thirty (30) days after each calendar month closing of the Partnership's books.

         8.7 Recapture of Construction Distributions. Distributions, if any, made to the Partners as a result of the Construction Phase shall be subject to recapture by the Partnership to the extent said distributions are greater than the amounts actually due the Partners. At an appropriate time selected by the Executive Committee, the Construction Phase distributions actually due each Partner shall be recalculated in accordance with Sections 8.1 and 8.2 above to reflect the appropriate Partner distributions. In addition, if the Purchase Option set forth in Section 10.2(a) is exercised by an Option Partner, the distributions previously made to the Selling Partner shall be refunded to the Partnership at the time of closing of said sale of the Selling Partner's interest.

                                   ARTICLE IX.

                                   TERMINATION

         9.1 Termination. This Agreement shall terminate and the Partners shall have no further obligations hereunder on the earlier of the date on which:

                  (a) the Construction Contract is terminated prior to completion, and all rights and liabilities with respect to the City, the Partnership, the Partners and third parties nave been finally settled, adjusted, adjudicated or otherwise discharged;

                  (b) the Disposal Services Contract has been fully performed or terminated in accordance with its terms and conditions, full and complete payment has been made thereon and all rights and liabilities with respect to the City, the Partnership, the Partners and third parties have been finally settled, adjusted, adjudicated or otherwise discharged;

                  (c) either Partner becomes the subject of dissolution, bankruptcy or insolvency proceedings, and said proceedings are not discharged within ninety (90) days; or

                  (d) the Partners mutually agree to terminate.

         9.2 Sale of Assets Upon Termination. All of the assets of the Partnership (other than cash) shall be sold or collected and turned into cash and deposited into an appropriate bank account of the Partnership within a period of one year from the date of any termination. Each Partner shall have the right to bid on and purchase any or all of the assets being sold.

         9.3 Distribution on Termination. Upon sale or conversion into cash of the assets as hereinabove provided, a final audit shall be made and thereafter all cash and remaining assets of the Partnership shall be distributed in accordance with Section 11.1 below.

                                   ARTICLE X.

                              TRANSFER OF INTEREST

         10.1 Transfer of Interest in Partnership. Each Partner has the right to transfer or sell its interest in the Partnership without the prior consent of the other Partner. The right of transfer of interest herein shall not be exercised in such a manner which will materially jeopardize the Partners' interests under the Construction and Disposal Service Contracts with the City. Each Partner shall have the right of first refusal with respect to any proposed transfer or sale of the other Partner's interest to any person or entity, except that this right of first refusal shall not apply with respect to a transfer or sale of a Partner's interest to an Affiliate of the Partner making such transfer or sale.

         10.2 Purchase Option. In the event a Partner ("Selling Partner") desires to transfer or sell its Partnership interest, it shall give written notice and full financial and informational disclosure to the other Partner ("Option Partner") of the proposed transfer or sale. The Option Partner shall have the right, to be exercised within thirty (30) days of said written notice, to purchase the Selling Partner's interest at a purchase price established as follows:

                  (a) If during the Construction Phase, at a fixed, nonrefundable purchase price of $1.5 million;

                  (b) If during the Operating Phase:

                           (1) within the first five years of operations, at a
                  purchase price equal to $1.5 million or the total construction phase net distributions received by the Selling Partner pursuant to Article VIII, whichever is greater;

                           (2) after the first five years of operations, at a
                  purchase price equal to 20% of the net present value of the normalized annual revenue (hereinafter "NAR") for a period of years equal to the remaining term of the Disposal Services Contract, discounted at the Treasury note rate relating to said remaining term.

                  The NAR shall be determined as follows:

                           (i) Take the five years (60 months) preceding the
                  date of the purchase and determine for the total Facility the annual, actual gross Energy Products Revenues and Recovered Materials Revenues, for purposes of this Section 10.2 hereinafter referred to as Combined Revenues ("CR"), for each of the five preceding years.

                           (ii) Eliminate the highest and lowest annual CR so
                  determined, and calculate the average annual CR using the three remaining annual CR's.

                           (iii) Determine the Partnership's share ("PS") of the
                  average annual CR by multiplying the average annual CR by the percentage allocated to the Partnership under the Disposal Services Contract for each of the remaining years in the term of the Disposal Services Contract.

                           (iv) The NAR shall be equal to the percentage of the
                  PS allocated to the Selling Partner for each of the remaining years in the term of the Disposal Services Contract (i.e., 70% if Ower, 30% if CEHI).

         Whenever the average annual CR is to be established, the Partnership shall, at the direction of the Executive Committee, make whatever adjustments are equitable for the balance of the Disposal Services Contract's term to account for unusual events of a material significance. An event is unusual if it was not reasonably foreseeable, and is material if it will cause a variance in the Facility's annual revenues by +/-5% or more of the projected annual revenues.

         10.3 Restriction on Option Party. For a period of three (3) years from the date of exercise of the Purchase Option, the Option Party shall be restricted from selling any portion of its Partnership interest to any potential purchaser disclosed by the Selling Partner pursuant to Section 10.2 above.

         10.4 Assumption of Transferee. Any transferee or other person to whom an interest in the Partnership may be transferred shall automatically take such interest subject to all the terms and conditions of this Agreement, the Construction Contract, the Disposal Services Contract, the Construction Guaranty Agreement, the Operating Guaranty Agreement, the Power Purchase Contract, and any and all Related Documents. Specifically, the transferee or other person acquiring an interest in the Partnership shall assume all guarantees made by the Selling Partner; provided, however, the obligations of the Selling Partner and/or its Affiliates under such guarantees shall not thereupon be released, except as to the Option Party if it exercises the Purchase Option.

                                   ARTICLE XI.

                                   DISSOLUTION

         11.1 Winding Up the Partnership. Upon any voluntary dissolution, the Partnership shall immediately commence winding up its affairs. The Partners shall continue to share profits and losses during liquidation in the same proportions as before dissolution. The proceeds from liquidation of Partnership assets shall be applied in the following order:

                  (a) Debts of the Partnership, other than to Partners;

                  (b) Amounts owed to Partners for unpaid compensation and for contributions and interest on contributions made to the other Partner's capital account;

                  (c) Amounts owed to Partners for the credit balances in their respective capital accounts;

                  (d) The capital contributions of the Partners as reflected in their respective capital accounts; and

                  (e) Any residual proceeds shall be shared equally by the Partners.

         11.2 Balance Owed by a Partner. Should either Partner have a debit balance in its capital account, whether by reason of losses resulting from the liquidation of Partnership assets or otherwise, the debit balance shall represent an obligation from it to the Partnership and shall be paid in cash within 30 days after written demand by the Partnership.

                                  ARTICLE XII.

                                   ARBITRATION

         12.1 Arbitration. In the event of any disagreement between the Partners with respect to the provisions of this Agreement, or the rights or obligations of the Partners hereunder, which is not resolved between the Partners within 45 days after one Partner gives written notice of such dispute to the other, such disagreement shall be submitted to arbitration under Hawaii law. Any such arbitration shall be held in Honolulu, Hawaii and shall be determined by a single arbitrator, if the Partners are able to agree upon such an arbitrator, or by three impartial arbitrators, pursuant to Chapter 658, Hawaii Revised Statutes ("HRS"), as the same is in effect at the date hereof. One Partner to the disagreement may give to the other Partner written notice of a desire to have arbitration of the matter in disagreement and (unless the Partners have agreed upon a single arbitrator) name one of the arbitrators. Thereupon the other shall, within ten (10) days after receipt of such notice, name a second arbitrator and give notice of its selection to the Partner seeking arbitration and, in case of failure to do so, the Partner who has named an arbitrator shall have the right to apply to any judge of the Circuit Court of the First Circuit of the State of Hawaii (hereinafter, "the Judge") to appoint an arbitrator. The two arbitrators thus appointed (in either manner) shall within ten (10) days after the appointment of the second arbitrator select and appoint a third arbitrator and give notice thereof to the Partners. In the event that the two arbitrators so appointed fail, within the said ten (10) days fail to appoint the third arbitrator, either Partner may procure the appointment of a third arbitrator by the Judge. The three arbitrators so appointed shall thereupon proceed to determine the matter in dispute. The award of any two of them (including the disposition of the costs of arbitration as hereinafter provided) shall be final, conclusive and binding upon both Partners unless vacated, modified or corrected as provided in HRS Chapter 658. In the event a written award is not delivered by the arbitrator(s) to either Partner, or their respective attorneys, as provided in HRS Chapter 658, within one hundred twenty (120) days of the appointment of the panel of arbitrators, either Partner may proceed to have the matter determined by the courts in an action for accounting or declaratory judgment, or other appropriate legal and equitable relief. Either Partner to the dispute may apply to the Circuit Court of the First Circuit of the State of Hawaii for an order confirming the award as provided in HRS Chapter 658. Upon the granting of an order confirming, modifying or correcting an award, judgment may be entered in conformity therewith by the said Court as provided in HRS Chapter 658. Unless otherwise specified by the arbitrator(s), each Partner to the dispute shall pay for the services of its own appointee or arbitrator otherwise appointed on its behalf, its own arbitration expenses, witness fees and attorneys' fees, and one-half of all other reasonable and necessary costs of such arbitration.

         12.2 Notwithstanding anything to the contrary, in the event of a dispute the Partners shall carry on and proceed with their work and/or obligations of the Partnership pending resolution of the dispute, unless otherwise agreed to in writing by the Partners.

                                  ARTICLE XIII.

                                 INDEMNIFICATION

         13.1 General Indemnity. Each Partner shall indemnify, defend and hold harmless the Partnership and the other Partner from and against any and all charges, expenses, claims and liabilities resulting from or arising out of any gross negligence or willful misconduct on the part of the indemnifying Partner, to the extent that the amount of any such charge, expense or liability exceeds or is not covered by the applicable insurance coverage required to be maintained by the Partnership; provided, however, that if the negligence or misconduct of the indemnifying Partner is covered by applicable insurance coverage of the Partnership, the Partnership shall pay any charges, expenses or liabilities not paid by the insurance carrier solely as a result of such insurance carrier's deductible clause or provision contained in the applicable insurance policy (if the Partnership itself has sufficient funds to pay same). If the Partnership does not have sufficient funds to do so, then the indemnifying Partner shall be fully responsible therefor.

                                  ARTICLE XIV.

                    WAIVER OF CONSEQUENTIAL AND OTHER DAMAGES

         In no event, whether as a result of or in connection with a breach of this Agreement, the Construction Contract, Disposal Services Contract, the Construction Guaranty Agreement, the Operating Guaranty Agreement, or the Power Purchase Contract, or tort (including but not limited to negligence), or any warranty, or liability without fault, or otherwise, shall either Partner or its Affiliates be liable to the other or its Affiliates for special, incidental, punitive or consequential damages, including without limitation, loss of profits or revenue, loss of use, losses by reason of Facility shutdown or service interruption. The foregoing notwithstanding, the waiver contained herein shall not apply to third party claims of whatever nature or kind, or to claims by a Partner (or its Affiliates) arising from or as a result of fraud or willful misconduct by the other Partner (or its Affiliates).

                                   ARTICLE XV.

                                 CONFIDENTIALITY

         15.1 Confidence. The design, construction, shakedown, testing, operation and maintenance of the Facility shall be carried out in a spirit of mutual trust between the Partners. Any reasonable request made by one Partner to have a part of its work, services or documents treated in a confidential manner with respect to third parties (other than Partners' Affiliates) shall be honored by the other Partner.

         15.2 CEHI's Confidential Information. OWER acknowledges that CEHI has and will have valuable and confidential proprietary data and information with respect to the design and construction of a resource recovery facility, and that disclosure of any such data and information to OWER or its representatives is solely for the purpose of facilitating the transactions contemplated by this Agreement and is made solely on the terms and conditions set forth below. As used herein, the term "Confidential Information" means all data and information now or hereafter disclosed directly, in writing, by or on behalf of CEHI to OWER or to the Partnership and identified as Confidential Information by being clearly labelled as such.

         OWER shall:

                  (a) Treat in strict confidence all Confidential Information and use such information only for the purposes contemplated by this Agreement and shall not exploit said information in any way whatsoever;

                  (b) Limit access to Confidential Information to its employees, trade contractors, vendors and related entities who require such access for such purposes;

                  (c) Not disclose, and use best efforts to insure that its employees, trade contractors, vendors and related entities not disclose, any Confidential Information to any third party except as hereinafter may be provided and, prior to any disclosure, require such employees, trade contractors, vendors and related entities to execute and deliver confidentiality agreements which shall be consistent with provisions of this Article; and

                  (d) Not use Confidential Information except for performance of its obligations under the Construction and Disposal Services Contracts.

         The following shall not be deemed to be Confidential Information:

                  (a) Any part of the data or information which, prior to or at the time to CEHI supplies the same to OWER, is within public domain;

                  (b) Any part of the data or information which may have been published publicly subsequent to CEHI's supplying the same to OWER, provided that any such publication was through no fault of OWER;

                  (c) Any part of the data or information which was known by or in the possession of OWER or its employees prior to CEHI's supplying the same to OWER;

                  (d) any part of the data or information that was contributed to the Partnership by OWER or its Affiliates; or

                  (e) any part of the data or information that comprises a joint work product of the Partners, to which OWER has made a significant and material contribution of data or information.

         15.3 Continuing Obligation. The obligations under this Article XV shall be continuing obligations which shall be observed by each Partner hereto notwithstanding that such Partner may have ceased to be a Partner.

                                  ARTICLE XVI.

                            MISCELLANEOUS PROVISIONS

         16.1 Entire Agreement. This Agreement contains the entire understanding of the Partners and supersedes any prior understandings and agreements between and among them respecting the within subject matter. There are no representations, agreements or understandings, oral or written, between the Partners hereto relating to the subject matter hereof which are not fully expressed herein.

         16.2 Condition Precedent. This Agreement shall not be effective unless and until Amfac, Inc. and Combustion Engineering, Inc. execute an Indemnity Agreement in substantially the form of the agreement attached hereto as Exhibit C.

         16.3     Conversion to Mass Burning Facility.

                  16.3.1 Conversion Responsibility. In the event the Partnership is required, under either the Construction Contract or the Disposal Services Contract, to convert the Facility to a mass burning facility, CEHI shall be responsible for said conversion, including all construction costs and expenses related thereto, and for the subsequent operation of said mass burning Facility. OWER shall, in good faith, cooperate with CEHI for an orderly transition of operations.

                  16.3.2 Transfer of Interest. At the time said conversion is completed and operation begins as a mass burning facility accepted by the City, OWER shall immediately transfer, free of charge, any and all rights and interest in the Partnership and/or the Facility to CEHI, whereupon CEHI shall assume all guarantees and obligations of the Partnership to the City. Said assumption by CEHI of all guarantees and obligations shall not be construed as a release of OWER by CEHI for any indemnification or obligation or reimbursement due CEHI prior to the time of said transfer for any third party liability or claim, or from the applicable provisions of Articles VIII, XIII, XIV and XV hereinabove. The foregoing notwithstanding, in no event shall OWER's liability under this Section 16.3 and this Agreement exceed that liability which OWER would have incurred under this Agreement if the City did not have the right under Section 6.10 of the Disposal Services Contract to require conversion to a mass burning facility.

                  16.3.3 Winding Up of Partnership. Upon said transfer of OWER's rights and interests to CEHI, the Partnership's assets and liabilities shall be accounted for in the same manner as contemplated in a Partnership termination under Article IX, in order to determine what obligations, if any, are due CEHI from OWER. After said transfer and winding up of OWER's interests and obligations, OWER shall no longer have any interest (except nominally as may be necessary to continue the Partnership's existence) in the Partnership and all obligations and liabilities of the Partnership thereafter shall be borne by CEHI. The Partnership shall continue after said transfer only so long as necessary to permit CEHI to satisfy or assume the Partnership's obligations to the City under the Construction and Disposal Services Contracts. Thereafter, the Partnership shall terminate.

                  16.3.4 OWER Option to Operate. In the event conversion to a mass burning facility is required during the term of the Disposal Services Contract, then OWER shall have the option to continue operating the facility, provided OWER exercises said option within 72 hours after the converted facility is accepted by the City. If the option is exercised, OWER shall operate the converted facility for the term of the Disposal Services Contract and under the same terms and conditions as set forth in this Agreement; except, however, Sections 7.9.1(b) (ii) and 8.3 of this Agreement shall not apply, and the parties' respective allocations of profits and losses shall be directly proportionate to the adverse economic consequences suffered by each party as a result of conversion of the Facility to mass burning pursuant to Section 16.3 herein and Section 6.10 of the Disposal Services Contract.

         16.4 Amendment. This Agreement may be amended by the Partners only pursuant to a written instrument duly executed by each Partner.

         16.5 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to the persons or circumstances shall not be affected thereby.

         16.6 No Waiver. The failure of either Partner to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not constitute a waiver of its right to seek redress or performance for a subsequent or other violation.

         16.7     Documents.

                  16.7.1 Access to Documentation. Each Partner shall have access to work carried out by the other Partner in connection with the design, construction, shakedown, testing, operation and maintenance of the Facility, as far as this is necessary for furtherance of the work and this Agreement. Copies of all final documents submitted to the City and HECO shall be made available to and approved by each Partner in accordance with Exhibit B attached hereto. All documentation shall be treated in a confidential manner and as provided in Article XV hereof, and shall not be used for any application other than that covered by this Agreement.

                  16.7.2 Ownership of Documents. The Partners agree that all memoranda, notes, records, paper, reports, analyses or other documents and all copies thereof relating to each other's operations or business, some of which may be prepared by the other Partner, in any way obtained by a Partner shall be the respective Partner's exclusive property. Each Partner shall not, except for use by the Partnership in the rendering of its respective services for the Facility or with consent of the other Partner, copy or duplicate any of the aforementioned documents nor use any information concerning them except for the Partnership's benefit either during the term of this Agreement or thereafter. In the event of any conflict or inconsistency between this Section 16.7.2 and Article XV, Article XV shall control.

         16.8 Notices. Except as otherwise provided in Section 7.1 of this Agreement, any notices, demands or other communications required or desired to be given or made under the terms of this Agreement shall be in writing and personally served or served by registered or certified mail, deposited in the United States mail with postage thereon fully prepaid and addressed as follows:

         If to CEHI:
                  Combustion Engineering Hawaii, Inc.
                  P.O. Box 500
                  Windsor, Connecticut 06095-0500
                  Attention:     Vice President & General Manager -
                                 Resource Recovery System Division

         If to OWER:
                  Oahu Waste Energy Recovery, Inc.
                  P.O. Box 3230
                  Honolulu, Hawaii 96801

or to such other address as either Partner may designate by written notice to the other. Any notice, demand or other communication shall be deemed given or made on the day served, if personally served, or if mailed (in the manner set forth in Section 7.1(c)), shall be deemed given or made on the date of delivery as indicated by the U.S. Postal Service on the Return Receipt Requested.

         16.9     Captions; Pronouns.

                  (a) Any titles or captions of sections or paragraphs contained in this Agreement are solely for convenience and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision of this Agreement.

                  (b) All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the context may require.

         16.10 Governing Law. This Agreement and all the instruments executed pursuant thereto shall be governed by and construed in accordance with the laws of the State of Hawaii.

         16.11 Binding Effect. The terms and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         16.12 Counterparts. This Agreement may be executed in any number of counterparts, which when so executed and delivered shall be deemed an original, and such counterparts shall constitute one and the same Agreement.

         16.13 Further Assurances. Each Partner agrees to execute such further instruments as may be necessary or desirable to carry out this Agreement.

////

////

////

////

////

////

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed on the day and year written below.

                                  COMBUSTION ENGINEERING HAWAII, INC.

Dated: 2-28-86
                                  By /s/ John A. Cunningham
                                     -----------------------------------------
                                     Its President

                                  By /s/
                                     -----------------------------------------
                                     Its Vice President

                                  OAHU WASTE ENERGY RECOVERY, INC.

Dated: 2-28-86
                                  By /s/ George E.H. John
                                     -----------------------------------------
                                     Its President

                                  By /s/ Chester A. Richardson
                                     -----------------------------------------
                                     Its Secretary

                                   EXHIBIT "A"
                                FACILITY WARRANTY
                                (to be furnished)

                                   EXHIBIT "B"
                          PARTNERSHIP REVIEW PROCEDURE
                                (to be furnished)

                                    EXHIBIT C

                               INDEMNITY AGREEMENT

         THIS AGREEMENT, made and entered as of the 15th day of November 1983, by and between COMBUSTION ENGINEERING, INC. (hereinafter "C-E"), a Delaware corporation having its principal office in Stamford, Connecticut, and AMFAC, INC. (hereinafter "Amfac"), a Hawaii corporation having its principal office in San Francisco, California.

                              W I T N E S S E T H:

         WHEREAS, affiliates of C-E and Amfac have entered into the Agreement of Honolulu Resource Recovery Venture (hereinafter the "JV Agreement") for the purpose of designing, constructing, operating and maintaining a solid waste processing and resource recovery facility for the City and County of Honolulu ("City"), and in furtherance of that purpose have entered into a Construction Contract and a Disposal Services Contract with the City;

         WHEREAS, pursuant to said Construction Disposal Services Contracts with the City, C-E and Amfac each, individually, executed a Construction Guaranty Agreement and Operating Guaranty Agreement for the City;

         WHEREAS, the willingness of C-E and Amfac to execute said Guaranty Agreements was premised upon the execution of this Indemnity Agreement; and

         WHEREAS, the willingness of C-E's and Amfac's affiliates to enter into the 311 Agreement is premised upon the execution of this Indemnity Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto hereby agree as follows:

         1. For purposes hereunder, the Construction Contract, the Construction Guaranty Agreement, the Disposal Services Contract, and the Operating Guaranty Agreement shall each be the respective contract or agreement as defined in the JV Agreement.

         2. C-E shall indemnify, defend and hold Amfac (and its affiliates) harmless from and against any and all claims, liabilities, losses, charges and expenses resulting from or arising out of:

         (i) C-E's failure or refusal to perform any obligations assumed by it under the Construction Guaranty Agreement; and

         (ii) the failure or refusal of CEHI to perform any obligations assumed by it under or in connection with the Construction Contract and/or Sections 8.2 and 16.3 of the JV Agreement; provided, however, that nothing in this subparagraph 2 (ii) shall impose upon C-E, or be construed as an acceptance by C-E, of any liability or responsibility not assumed by CEHI under the JV Agreement.

         3. C-E and Amfac shall each indemnify, defend and hold the other (and its respective affiliates) harmless, from and against any and all claims, liabilities, losses, charges and expenses resulting from or arising out of:

         (i) the failure or refusal to perform their respective obligations under the Operating Guaranty Agreement; and

         (ii) the failure or refusal of CEHI (in the case of C-E) or of OWER (in the case of Amfac) to perform any obligations assumed thereby under or in connection with the Disposal Services Contract, and/or Section 8.3 of the JV Agreement; provided, however, that nothing in this Paragraph 3 shall impose upon either C-E or Amfac, or be construed as an acceptance by either C-E or Amfac, of any liability or responsibility not assumed by or imposed upon CEHI (in the case of C-E) or OWER (in the case of Amfac) under the JV Agreement.

         4. In no event, whether as a result of breach of the 311 Agreement, the Construction Contract, Disposal Services Contract, the Construction Guaranty Agreement, the Operating Guaranty Agreement, or the Power Purchase Contract, or tort (including but not limited to negligence), or any warranty, or liability without fault, or otherwise, shall either C-E or Amfac, or their respective Affiliates, be liable to the other, or their respective Affiliates, for special, incidental, punitive or consequential damages, including without limitation, loss of profits or revenue, loss of use, losses by reason of Facility shutdown or service interruption. The foregoing notwithstanding, the waiver contained herein shall not apply to third party claims of whatever nature or kind, or to claims by C-E or Amfac, or their respective Affiliates, arising from or as a result of fraud or willful misconduct by the other party (or its Affiliates).

         5. This Indemnity Agreement may be signed in counterparts, which when so executed and delivered shall be deemed an original, and such counterparts shall constitute one and the same Indemnity Agreement.

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




         IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year written below.

                                  COMBUSTION ENGINEERING, INC.


Dated: _________________________  By ___________________________________________
                                       Its

                                  By ___________________________________________
                                       Its

                                   AMFAC, INC.

Dated: _________________________  By ___________________________________________
                                       Its

                                  By ___________________________________________
                                       Its

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